UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 26, 2021

(Date of Report, Date of Earliest Event Reported)

RANPAK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38348	98-1377160
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

7990 Auburn Road

Concord Township, Ohio 44077

(Address of principal executive offices) (Zip Code)

(440) 354-4445

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.0001 per share	PACK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On May 26, 2021, Ranpak Holdings Corp. (the “Company” or “Ranpak”) announced the pricing of a registered underwritten public offering of 5,000,000 shares of its Class A common stock, which includes 4,500,000 shares offered by the Company and 500,000 shares offered by certain selling security holders of the Company (the “Selling Security Holders”), at a public offering price of $21.00 per share, for gross proceeds of approximately $94.5 million to the Company and approximately $10.5 million to the Selling Security Holders. In addition, Ranpak granted the underwriters a 30-day option to purchase 750,000 additional shares, to cover over-allotments, if any. The offering is expected to close on June 1, 2021, subject to customary closing conditions. Ranpak intends to use the net proceeds of the proposed offering for the repayment of indebtedness (consisting of certain amounts drawn under our First Lien Dollar Term Facility) and general corporate purposes. The Company will not receive any of the proceeds from the sale of the shares being offered by the Selling Security Holders.

The Company issued a press release announcing the pricing of the registered underwritten public offering, which is included in this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
99.1(**)	Press release dated May 26, 2021
104(*)	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

(*)	Furnished herewith
(**)	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ranpak Holdings Corp.

Date:	May 27, 2021	By:	/s/ William Drew
William Drew
Senior Vice President and Chief Financial Officer

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